Press Release


 Today's date: December 9, 1997             Contact: Bill W. Taylor
 Release date: Immediately                  Exec. Vice President, C.F.O.
                                            903-586-9861

      Jacksonville Bancorp, Inc. Announces Annual Earnings


     Jacksonville, Texas, December 9, 1997 - Jacksonville Bancorp, Inc. (NASDAQ:JXVL) the holding company of Jacksonville Savings Bank, SSB, reported net income of $3.24 million, or $1.30 per share for the fiscal year ended September 30, 1997 as compared to $1.58 million or $.64 per share for fiscal 1996.

     At September 30, 1997, Jacksonville's assets totaled $233.9 million, up $16 million or 7.4% from September 30, 1996. Loans Receivable, net increased from $158.0 million in 1996 to $174.0 million in 1997. For the respective periods mortgage-backed securities, net increased from $12.1 million to $21.2 million. Stockholders equity totaled $33.8 million at September 30, 1997 compared to $35.4 million for the comparable period in 1996. The decrease was primarily a result of the Company's repurchasing 231,100 shares of Treasury Stock at an average price of $14.81 per share.

    During the year, the Company's operating subsidiary, Jacksonville Savings and Loan Association, announced the conversion to a State-chartered savings bank, Jacksonville Savings Bank, SSB, ("JSB"), which reduced the duplication associated with meeting the regulatory requirements of three regulatory agencies. In a related matter, the Company entered into an agreement with Jacksonville I.H.C., Inc. ("IHC") a subsidiary of the Company and a Delaware corporation whereby the Company transferred its entire interest in JSB to IHC. As a result of the transfer JSB became a direct subsidiary of IHC and enjoys greater operating flexibility in a Delaware holding company structure.

     Net interest income for the period ended September 30, 1997 was $8.4 million compared to $6.9 million in 1996. Total noninterest income increased to $1.4 million in 1997 compared to $1.3 million in 1996, while noninterest expense decreased to $5.1 million from $5.8 million for the comparable period. The decrease was primarily attributable to the payment of the O.T.S. special assessment in fiscal 1996.

      Jerry Chancellor, President and C.E.O. said, "Our results of operations in fiscal 1997 reflected another year of solid performance. Our growth is indicative of the strength of our market share in the East Texas area. In fiscal 1998 the Company looks forward to the opportunities provided by opening its first in-store branch in the Wal-Mart Supercenter located in Longview, Texas." Chancellor continued, "We will be providing the state of the art banking convenience for our customers, both existing and prospective, through "one-stop" shopping service."
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      On September 30, 1996 the Company's stock was trading at $12.75 per share compared to $17.25 per share on September 30, 1997. In addition, a $.50 per share total dividend was paid during the year, resulting in a 39.22% return.

      Jacksonville Savings Bank, SSB operates six full service branches throughout East Texas in addition to its home office at Jacksonville, Texas.
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